EXHIBIT 10.12

                               THE FAUQUIER BANK
                               -----------------

                EXECUTIVE SPLIT DOLLAR LIFE INSURANCE AGREEMENT


         This EXECUTIVE SPLIT DOLLAR LIFE INSURANCE AGREEMENT is made this 26 day of November, 1996, between The Fauquier Bank, a Virginia banking corporation (the "Bank") and Randy K. Ferrell, an executive employed by the Bank (the "Executive").

         1. Definitions. Where indicated by initial capital letters, the following terms shall have the following meanings.

            (a) Agreement: This Executive Split Dollar Life Insurance Agreement (including Schedules and Attachments) entered into between the Bank and the Executive pursuant to the Plan.

            (b) Beneficiary: The person or persons designated in writing by the Executive to receive the Executive Death Benefit.

            (c) Cause: Cause means a determination by the Bank that the Executive may have been guilty of criminal conduct (regardless of whether proven or admitted), gross negligence or willful misconduct in the performance of his duties or otherwise, or has engaged in conduct which, if generally known, would bring significant discredit to or give rise to significant adverse publicity to the Bank. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described above, and specifying the particulars thereof in detail.

            (d) Compensation: Compensation means the Executive's annual rate of salary as in effect when the Executive becomes eligible for initial participation or subsequent increase of plan benefits.

            (e) Executive Death Benefit: The level of insurance payable to the Executive from the Existing Policies as designated on Schedule A

            (f) Insurer: Massachusetts Mutual Life Insurance Company or any other insurance company issuing a life insurance contract on the Executive's life

            (g) Plan: The Fauquier Bank Executive Split Dollar Life Insurance Plan.




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            (h) Policy: Either of two life insurance contracts issued on the life of the Executive pursuant to the Plan as identified on Schedule A.

            (i) Recoverable Amount: The Bank's aggregate premiums for the Policy (including any amount paid for an existing policy) less any amounts received from the Executive in conjunction with the Plan.

            (j) Retirement: Any termination of employment other than for Cause occurring after the Executive shall reach age 55 and has been employed for 10 years or more with the Bank.

            (k) Roll-Out: Division of the Policy into two separate policies, one to be the sole property of Bank, and the other to be the sole property of the Executive.

         2. Application for Insurance. The Bank has or will purchase two existing Policies on the Executive's life from the Executive's prior employer (the "Existing Policies") as identified on Schedule A. The Bank may apply for additional insurance to assure recovery to the Bank of its costs associated with the Plan. The Bank and the Executive agree to take any action necessary to cause the Insurer to transfer the Existing Policies to the Bank. The Existing Policies and any other Policy shall be subject to the terms of this Agreement.

         3. Amount of Insurance. The initial amount of insurance shall be as provided in the Existing Policies.

         4. Ownership. The Bank shall be the owner of the Policy, and it may exercise all ownership rights granted to the owner by the terms of the Policy except as otherwise provided in this Agreement. The Bank shall keep possession of the Policy.

         5. Dividend Option. All dividends declared by the Insurer on the Policy shall be applied to purchase additional paid-up life insurance on the life of the Executive, provided that such additional insurance shall not increase the Executive Death Benefit.

         6. Payment of Premiums.

            (a) The Bank agrees to pay the total amount of each annual Policy premium on or before the due date of such premium, or within the grace period provided, if any.

            (b) Thirty (30) days prior to the due date of each annual Policy premium, the Bank shall notify the Executive of the exact amount due from the Executive to the Bank as a premium payment. The amount due shall not include any premium resulting from any substandard insurance rating of the Executive. The annual amount payable by the Executive may be deducted ratably from the Executive's compensation during the year. The amount due shall be equal to the lesser of:


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               (i) the annual cost of the term life insurance protection on the life of the Executive as measured by the PS-58 rate (or substitute table) published from time to time by the Internal Revenue Service; and

               (ii) the term rates published from time to time by the Insurer, as determined by the Insurer, and selected by the Bank for use within the Plan.

         7. Death Benefits. Upon the Executive's death, the Bank will promptly take the appropriate action to obtain the death benefits provided under the Policy, and

            (a) the Bank shall be entitled to receive the excess of the total Policy proceeds over the Executive Death Benefit. The receipt by the Bank of the excess over the amount shall constitute satisfaction of the Executive's obligation to the Bank under this Agreement; and

            (b) the beneficiary or beneficiaries named under the Policy shall be entitled to receive the Executive Death Benefit which shall be paid in accordance with the settlement option elected by the Bank at the Executive's request.

         8. Policy Loans.

            (a) The Bank shall have the right to obtain loans secured by the Policy from the Insurer or from others. The Bank also has the right to assign the Policy as security for the repayment of such loans. The amount of such loans together with interest thereon shall at no time exceed the Bank's Recoverable Amount. All interest charges with respect to any loans shall be paid by the Bank promptly upon billing from the Insurer or other lender and such interest charges shall not be part of the Bank's Recoverable Amount.

            (b) If the Policy is assigned or encumbered in any way, other than a Policy Loan, on the date of the Executive's death, the Bank shall secure a release or discharge of the assignment or encumbrance to ensure the prompt payment of the Executive Death Benefit under the Policy to the Executive's beneficiary or beneficiaries.

         9. Timing of Roll-Out: Roll-Out shall occur on the first policy anniversary on which:

            (a) the Bank may retain a policy with cash surrender value equal to the Bank's Recoverable Amount and with the death benefits at least equal to that amount as would be provided by a single premium equal to the Recoverable Amount, and

            (b) the Executive may retain a policy with death benefits at least equal to the Executive Death Benefit, with no outlays required to sustain this amount based on the dividend schedule in effect on the Roll-Out date, and with no loans.


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         10. Amendment and Termination of Agreement.

            (a) This Agreement may not be amended, altered, or modified except in writing and signed by the Bank and the Executive

            (b) This Agreement shall terminate upon the earliest to occur of any of the following events:

               (i) termination of the Executive's employment other than by reason of death or disability (unless the Committee determines that Executive shall be treated as an active employee after a termination of employment);

               (ii) termination of the Agreement by the Executive upon written notice to the Bank;

               (iii) cessation of the Bank's business or the bankruptcy,
            receivership or dissolution of the Bank, unless the Bank's business is continued by a successor corporation or business entity.

         Termination of the Plan by the Bank shall not constitute a termination of this Agreement.

            (c) If the Executive's termination of employment with the Bank is by reason of disability (as determined by the Bank), this Agreement shall remain in full force and effect.

            (d) If the Executive's termination of employment with the Bank is by reason of Retirement, this Agreement shall remain in force and effect.


         11. Disposition of Policy on Termination of Agreement.

            (a) As of the Executive's Roll-Out date, the Bank shall act to cause the Insurer to divide the policy as provided in Section 9 of this Agreement.

            (b) If this Agreement is terminated because of the Executive's termination of employment for Cause, the Executive shall have no rights to the Policy or any of its values, and shall not be permitted to effectuate a Roll-out at any time.

            (c) If this Agreement is terminated because of the Executive's termination of employment for a reason other than Cause, Retirement, or disability, or pursuant to Section 10(ii), the Executive, at the next Policy anniversary date after his termination of employment (or a future Policy anniversary date as allowed by the Bank), shall have the absolute right to purchase all of the Bank's right, title and interest in the Policy free and clear of all liens, claims or encumbrances (including any Policy loans) for cash, by tendering to the Bank an amount equal to the Bank's Recoverable Amount. The Executive may direct the Bank to borrow against the


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cash value of the  Policy or  surrender  any  portion of the Policy and may then purchase the Policy, subject to any such Policy loan, for an amount equal to the Bank's Recoverable Amount less such borrowed or cashed-in values.

            (d) If this Agreement is terminated pursuant to Section 10(b)(iii), the Executive, at the next Policy anniversary date after the termination (or a subsequent Policy anniversary date as allowed by the Bank), shall have the absolute right to purchase all of the Bank's right, title and interest in the Policy free and clear of all liens, claims or encumbrances (including any Policy loans) for cash, by tendering to the Bank an amount equal to the lesser of:

               (i) the Bank's Recoverable Amount, and,

               (ii) the Cash Surrender Value, as defined by the Insurer, of any policy subject to this Agreement.

The Executive may direct the Bank to borrow against the cash value of the Policy or surrender any portion of the Policy and purchase the Policy, subject to any such Policy loan for an amount equal to the lesser of the Bank's Recoverable Amount or the Cash Surrender Value less such borrowed or cashed-in values.

            (e) Notwithstanding anything contained in this Section to the contrary, upon termination of this Agreement, the Bank may divide the Policy such that the Bank can retain the portion of the Policy having a total cash value equal to the Bank's Recoverable Amount and the Executive can retain the balance of the policy and the paid-up additions on the Policy.

        12. Miscellaneous.

            (a) This Agreement shall not affect any rights the Executive may otherwise have under any pension, profit sharing or other employee benefit plan (except group term life insurance) established by the Bank.

            (b) This Agreement shall be binding on the Bank, its successors and assigns, and it shall be interpreted in accordance with the laws of the Commonwealth of Virginia.

            (c) Except as permitted by law or by the Bank's written consent, any benefits to which the Executive or his beneficiaries may become entitled under this Agreement shall not be subject to anticipation, alienation, sale, transfer, assignment, or pledge. The Bank shall not be liable for, or subject to, the debts, contracts, liabilities, or torts of any person entitled to benefits under this Agreement.

            (d) This Agreement shall not confer upon the Executive any legal or equitable right against the Bank or the Administrator except as expressly provided in this Agreement, the Plan and the Policy.



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            (e) Neither this Agreement, the Plan nor the Policy shall constitute an inducement or consideration for the employment of the Executive and shall not give the Executive any right to be retained in the employ of the Bank, and the Bank hereby retains the right to discharge the Executive at any time, with or without cause.

            (f) The Executive's interest under this Agreement, the Plan and the Policy, may be assigned by the Executive upon written notice to the Bank.

            (g) Under no circumstances shall the Insurer be deemed to be a party to this Agreement.

            (h) If a provision of this Agreement is not valid or enforceable, that fact in no way affects the validity of enforceability of any other provision.

         In consideration of the foregoing, the Bank ad the Executive have executed this Agreement in duplicate, all as of the day and year first written above.



THE FAUQUIER BANK




By: /s/ H. Frances Stringfellow
    ----------------------------

Title: Sup. HK
       -------------------------

EXECUTIVE



/s/ Randy K. Ferrell
--------------------------------
    Randy K. Ferrell




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                                THE FAUQUIER BANK
                                -----------------

                 EXECUTIVE SPLIT DOLLAR LIFE INSURANCE AGREEMENT
                                      WITH
                                RANDY K. FERRELL

                                   SCHEDULE A

1.   Massachusetts Mutual Life Insurance Company Policy Number 7 246 280

     Executive Death Benefit $325,000

2.   Massachusetts Mutual Life Insurance Company Policy Number 6 952 533

     Executive Death Benefit $120,000
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                               THE FAUQUIER BANK
                               -----------------

                   EXECUTIVE SPLIT DOLLAR LIFE INSURANCE PLAN

         1. Plan Name and Purpose. This Plan shall be known as the "The Fauquier Bank Executive Split Dollar Life Insurance Plan" (the "Plan"). The purpose of this Plan is to provide certain senior executive employees of The Fauquier Bank (the "Bank") and its subsidiary corporations with life insurance protection under life insurance policies acquired pursuant to the Plan.

         2. Effective Date. The effective date of the Plan is January 1, 1996

         3. Eligibility. Participation in this Plan is limited to the senior executive employees ("Executives") approved from time to time by the Bank's Chief Executive Officer as eligible to participate in the Plan. No person shall participate in this Plan who is not insurable or is not an active employee (or treated as an active employee with the consent of the Bank) of the Bank or one of its subsidiary corporations.

         4. Participation. An eligible Executive will commence participation in this Plan by executing a split dollar life insurance agreement (a "Split Dollar Agreement") and agreeing to pay a portion of the premium for the purchase of life insurance to the extent required by, and in accordance with, the terms of the Split Dollar Agreement. If an Executive does not elect to participate in the Plan when first eligible, such Executive may elect to participate on any subsequent date if the Bank approves the Executive's participation.

         5. Amount of Insurance. The amount of insurance which can be purchased initially under the Plan on an Executive shall be the amount provided under the Split Dollar Agreement for the Executive. To the extent provided in the Split Dollar Agreement, an Executive may increase the death benefit payable to the Executive as of the anniversary of the Split Dollar Agreement in any subsequent year, provided the Executive is then insurable. Increases in the amount shall be not less than a minimum amount established by the insurance company.

         6. Administration. The Bank is the named fiduciary under the Plan. It has the authority to interpret this Plan to resolve ambiguities, inconsistencies and omissions, to determine any questions of fact, to determine the eligibility and rights of an Executive under the Plan and the right to benefits, and amount of benefits, if any, payable to the Executive's named beneficiary in accordance with the provisions of the split dollar life insurance agreement executed by the Executive. The Bank shall be the administrator unless it shall appoint an administrator and delegate its administrative and fiduciary responsibilities to such administrator.
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         7. Claims Procedure.

              (a) Right to File Claim. Every Executive, former Executive, or beneficiary (a "Claimant") shall be entitled to file a claim for benefits under the Plan. The claim is required to be in writing, and must be filed with the administrator.

              (b) Notice of Denial. If the claim is denied by the administrator, either in whole or in part, the Claimant shall be furnished a written notice of denial of the claim containing the following information: (i) the specific reason or reasons for denial; (ii) a specific reference to pertinent Plan provisions on which the denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why the material or information is necessary; and (iv) an explanation of the claims review procedure. The notice shall be furnished within a reasonable time after receipt of the claim. If the notice is not furnished within 90 days following the date the claim is filed, the claim shall be deemed denied and the review procedure shall apply

              (c) Review Procedure.

                  (i) Upon denial of a claim, the Claimant may submit a written application requesting a review by the administrator. The Claimant also may review pertinent documents and submit issues and comments in writing.

                  (ii) A review may be requested at any time within 60 days following the date of denial of the claim. Any action required or authorized to be taken by the claimant may be taken by a representative authorized in writing by the Claimant to represent him. The decision on review shall be in writing and shall be issued within 60 days following receipt of the request for review. The period for decision may be extended to a date not later than 120 days after receipt of a request for review if it is determined that special circumstances require extension. The decision on review shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based.

         8. Amendment and Termination. Subject to any right which may exist under individual Split Dollar Agreements executed by Executives pursuant to this Plan, the Bank may, in its sole discretion, amend or terminate this Plan at any time.

         9. Successors and Assigns. The obligations under this Plan and any Split Dollar Agreement entered into pursuant to this Plan shall be binding on the Bank's successors and assigns.

         10. Governing Law. Except as otherwise provided by federal law, this Plan shall be construed in accordance with the governed by the laws of the Commonwealth of Virginia.


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         IN WITNESS WHEREOF, the Bank by its duly authorized officers, has caused this Plan to be executed this 26th day of November, 1996.


                                                 THE FAUQUIER BANK


                                                 By /s/ H. F. Stringfellow
                                                    ----------------------